Exhibit 99.1

EXCO Resources, Inc. Announces 2007 Third Quarter Results

DALLAS—(BUSINESS WIRE)—Nov. 5, 2007—EXCO Resources, Inc. (NYSE: XCO) today announced financial and operating results for the quarter ended September 30, 2007:

—  Production for the 2007 third quarter was 34.5 Bcfe (375 Mmcfe per day).

—  Oil and natural gas revenues for the 2007 third quarter were $218.9 million, before derivative financial instrumentactivities.

—  Adjusted EBITDA for the 2007 third quarter was $214.7 million.

—  Adjusted loss for the 2007 third quarter was $0.09 per share.

Oil and natural gas revenues, before derivative financial instrument activities, for the quarter ended September 30, 2007 were $218.9 million, a 158% increase over the $84.9 million of oil and natural gas revenues in the 2006 third quarter. Adjusted EBITDA, a non-GAAP measure, was $214.7 million in the third quarter of 2007 compared to $70.9 million in the third quarter of 2006, a 203% increase. We had net income available to common shareholders, after $45.7 million of preferred stock dividends, of $10.7 million ($0.10 per diluted share) in the 2007 third quarter. The 2007 third quarter results were impacted by $52.0 million of non-cash mark-to-market gains from derivative financial instruments and an $11.0 million non-cash income tax valuation allowance not related to current operations. Excluding the after tax impact of these non-cash items, we would have reported a net loss available to common shareholders of $9.5 million ($0.09 loss per diluted share). In the 2006 third quarter, net income would have been $15.6 million ($0.15 per diluted share), excluding the after tax impact of $91.0 million of non-cash gains from derivative financial instruments.

EXCO’s production for the third quarter of 2007 was 34.5 Bcfe (375 Mmcfe per day), a 190% increase over the third quarter of 2006 production of 11.9 Bcfe (129 Mmcfe per day). Average natural gas and oil prices for the third quarter of 2007, excluding the effects of derivative financial instruments, were $5.83 per Mcf and $72.67 per barrel compared with prices of $6.54 per Mcf and $68.20 per barrel in the third quarter of 2006. Production during the third quarter of 2007 was negatively impacted by approximately 3.5 Mmcfe per day from shut-in of a third party pipeline due to flooding in the Mid-Continent producing area. The pipeline is repaired and our production has returned to pre shut-in volumes. Lease operating expenses for the third quarter of 2007 were approximately $0.89 per Mcfe compared to $0.88 per Mcfe for the third quarter of 2006. The lease operating expense unit rate of $0.89 per Mcfe in the third quarter of 2007 was comparable to the second quarter of 2007 unit rate of $0.87 per Mcfe and decreased by $0.37 per Mcfe, or 29% from the first quarter of 2007 unit rate of $1.26 per Mcfe. The decreases in the unit rate for lease operating expenses from the first quarter of 2007 reflect the combination of significant, low cost volumes from the Vernon Field, which we acquired on March 30, 2007, and decreases in maintenance costs and water disposal fees, particularly in the East Texas/North Louisiana producing area. Production and ad valorem tax rates were approximately 6.5% of gross revenues for the third quarter of 2007 compared to 6.1% of gross revenues for the third quarter of 2006 due primarily to increased production in areas with higher tax rates (Texas, North Louisiana and Oklahoma). General and administrative expenses, net of overhead reimbursements, decreased to $0.49 per Mcfe produced compared with $0.70 per Mcfe in the third quarter of 2006. General and administrative expenses include $1.5 million of non-cash stock compensation expense in the third quarter of 2007 compared to $0.7 million in the third quarter of 2006.

Third quarter 2007 development expenditures totaled $134.6 million and funded the drilling and completion of 133 gross (104.0 net) new wells with a drilling success rate of 99% for the quarter as well as lease purchases and other capital expenditures of $10.2 million. Our year-to-date development and exploitation expenditures totaled $335.9 million, funding the drilling and completion of 341 gross (271.9 net) new wells and lease purchases and other capital expenditures of $31.5 million.

Our revised capital budget, giving effect to the acquisitions of the Vernon Field and the Mid-Continent assets approved by our Board of Directors during the second quarter of 2007 is $502.9 million of which $443.3 million is attributable to drilling, exploitation and other operations, while $48.6 million is for midstream expansion and $11.0 million is for administrative capital.

For the nine months ended September 30, 2007, EXCO reported a net loss available to common stockholders, after preferred stock dividends of $98.0 million, of $46.3 million ($0.44 loss per diluted share). The loss includes $4.8 million of year-to-date non-cash mark-to-market losses on derivative financial instruments, $32.1 million of refinancing expenses incurred during the first quarter of 2007 and the third quarter 2007 income tax valuation allowance. Excluding the after-tax impact of the non-cash derivative losses, refinancing expenses and third quarter income tax valuation allowance, we would have reported a net loss available to common shareholders of $13.2 million ($0.13 loss per diluted share). For the nine months ended September 30, 2006, EXCO reported net income of $139.9 million ($1.43 per diluted share). Excluding the after-tax impact of the non-cash gains of $164.6 million from derivative financial instruments for the nine months ended September 30, 2006, we would have reported net income of $39.3 million ($0.40 per diluted share).

Adjusted EBITDA, a non-GAAP measure, for the nine months ended September 30, 2007 was $538.1 million compared with the prior year nine months adjusted EBITDA of $189.0 million.

EXCO’s production for the nine months ended September 30, 2007 was 86.6 Bcfe (317 Mmcfe per day), a 177% increase from the nine months ended September 30, 2006 production of 31.3 Bcfe (115 Mmcfe per day). The increased production reflects the impacts of our Winchester acquisition, which closed in October 2006, the Vernon acquisition which closed in March 2007 and the additional volumes from our Mid-Continent region associated with our May 2007 acquisition of assets from Anadarko Petroleum Corporation.

The average oil price per Bbl, before cash settlements of derivative financial instruments, was $64.36 for the nine months ended September 30, 2007 compared with $65.90 for the prior year’s comparable period. The average natural gas price per Mcf, before cash settlements of derivative financial instruments, during the nine months ended September 30, 2007 was $6.46 versus $7.03 for the nine months ended September 30, 2006, a $0.57 per Mcf or 8% decrease.

During 2007 to date, we have completed the following significant transactions:

1. January 5, 2007 - Completed the sale of our Wattenberg Field assets in the DJ Basin of Colorado for $130 million.

2. March 30, 2007 - Completed the acquisition of assets in the Vernon Field in Jackson Parish, Louisiana from Anadarko Petroleum Corporation for $1.5 billion.

3. March 30, 2007 - Completed a private placement of preferred stock for $2 billion, including $390 million of 7.0% cumulative convertible preferred stock, convertible into common stock at $19 per share and $1.61 billion of 11.0% preferred stock which was not initially convertible until stockholder approval. On August 30, 2007 at our annual meeting, our shareholders approved a proposal to allow the terms of the 11.0% preferred stock issued on March 30, 2007 to become identical to our 7.0% preferred stock. As a result of this approval, all of our $2.0 billion preferred stock is now convertible into EXCO common stock at $19 per share and pays a 7.0% dividend. The approval by our shareholders to transform the 11.0% preferred stock to convertible 7.0% preferred stock decreased our quarterly preferred stock dividend payments by over $16 million effective August 31, 2007.

4. March 30 and May 2, 2007 - Amended and restated our bank credit agreements to increase our consolidated borrowing base to $2.3 billion, which was reduced to $2.2 billion in connection with the sale of oil and natural gas properties to Crimson Exploration, Inc. on May 8, 2007, as discussed below.

5. May 2, 2007 - Completed the acquisition of Mid-Continent and South Texas/Gulf Coast properties from Anadarko Petroleum Corporation for $860 million, reduced for customary closing adjustments to a net cash payment of $749 million, subject to post closing adjustments.

6. May 8, 2007 - Completed the sale of the South Texas/Gulf Coast properties acquired on May 2, 2007 to Crimson Exploration, Inc. for $285 million, reduced for customary closing adjustments to net cash proceeds of $245 million, subject to post closing adjustments, and 750,000 shares of Crimson’s unregistered restricted common stock, which we sold during the third quarter of 2007 for $5.2 million.

7. July 13, 2007 - Completed the sale of substantially all of our interests in the Cement Field, located in Caddo and Grady Counties, Oklahoma for $101 million. EXCO owned only non-operating interests in this area.

8. On October 9, 2007, we closed an acquisition of an additional 45% interest in properties located in West Texas for a net cash payment of $156.6 million, subject to post closing adjustments. This acquisition increased our working interest to 97% (with a 73% net revenue interest).

EXCO’s Chairman, Douglas H. Miller, stated, “We had a strong third quarter at EXCO, despite the decreases in natural gas prices, as we focused on an aggressive development program and integration of our recent acquisitions. Our ability to maintain our adjusted EBITDA during periods of declining prices emphasizes the importance of our hedging program to support our capital spending for development of our properties. Our development program will be at a very high level for the remainder of 2007 and we continue to actively review a number of acquisition opportunities.”

EXCO will host a conference call on Tuesday, November 6, 2007 at 9:00 a.m. (CST) to discuss the contents of this release and respond to questions. Please call (800) 309-5788 if you wish to participate, and ask for the EXCO conference call ID# 10127547. The conference call will also be webcast on EXCO’s website at http://www.excoresources.com under the Investor Relations tab. Presentation materials related to this release will be posted on EXCO’s website on Monday, November 5, 2007, after market close.

A digital recording will be available starting two hours after the completion of the conference call until 11:59 p.m., November 13, 2007. Please call (800) 642-1687 and enter conference ID# 10127547 to hear the recording. A digital recording of the conference call will also be available on EXCO’s website.

EXCO Resources, Inc. is an oil and natural gas acquisition, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana, Ohio, Oklahoma, Pennsylvania and West Virginia.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at http://www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

This release may contain forward-looking statements relating to future financial results or business expectations. Business plans may change as circumstances warrant. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: acquisitions, recruiting and new business solicitation efforts, estimates of reserves, commodity price changes, the extent to which EXCO is successful in integrating recently acquired businesses, regulatory changes and general economic conditions. These risk factors and additional information are included in EXCO’s reports on file with the Securities and Exchange Commission.

EXCO Resources, Inc.

Condensed consolidated balance sheets

	December 31,	September 30,
(in thousands)	2006	2007
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,822	$146,797
Accounts receivable:
Oil and natural gas	84,078	139,073
Joint interest	14,902	17,954
Interest and other	12,199	12,179
Oil and natural gas derivatives	91,614	80,471
Deferred income taxes	—	37,996
Other	11,095	11,816
Total current assets	236,710	446,286
Oil and natural gas properties (full cost accounting method):
Unproved oil and natural gas properties	297,919	327,862
Proved developed and undeveloped oil and natural gas properties	2,492,863	4,612,481
Accumulated depreciation, depletion and amortization	(142,591)	(395,969)
Oil and natural gas properties, net	2,648,191	4,544,374
Gas gathering assets	203,537	332,201
Accumulated depreciation, depletion and amortization	(4,181)	(12,743)
Gas gathering assets, net	199,356	319,458
Office and field equipment, net	14,805	17,422
Advance on pending acquisition	80,000	—
Oil and natural gas derivatives	41,469	12,566
Deferred financing costs, net	15,929	20,748
Other assets	520	763
Goodwill	470,077	470,077
Total assets	$3,707,057	$5,831,694

	December	September
	31,	30,
(in thousands, except per share and share data)	2006	2007
		(Unaudited)
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$54,402	$117,313
Accrued interest payable	36,000	14,787
Revenues and royalties payable	53,994	89,621
Income taxes payable	89	87
Deferred income taxes payable	32,639	—
Current portion of asset retirement obligations	1,579	1,617
Current portion of long-term debt	6,500	—
Oil and natural gas derivatives	5,721	28,373
Total current liabilities	190,924	251,798
Long-term debt, net of current portion	2,081,653	1,980,480
Asset retirement obligations and other long-term liabilities	57,570	85,700
Deferred income taxes	166,136	301,569
Oil and natural gas derivatives	30,924	75,267
Commitments and contingencies	—	—

7.0% Cumulative Convertible Perpetual Preferred Stock, par value $0.001 per share, 39,008 shares outstanding at September 30, 2007, liquidation preference of $391,218 at September 30, 2007	—	388,542
Hybrid Preferred Stock (7.0% dividend), par value $0.001 per share, 160,992 shares outstanding at September 30, 2007, liquidation preference of $1,614,616 at September 30, 2007	—	1,603,571

Shareholders’ equity:

Preferred stock, par value $0.001 per share; 10,000,000 shares authorized at September 30, 2007, of which 39,008 shares have been designated as 7.0 Cumulative Convertible Perpetual Preferred Stock and 160,992 shares have been designated as Hybrid Preferred Stock (7.0% dividend; no shares of preferred stock other than the 7.0 Cumulative Convertible Perpetual and Hybrid Preferred Stock (presented above are issued and outstanding at September 30, 2007	—	—
Common stock, $.001 par value; Authorized shares - 350,000,000; issued and outstanding shares - 104,162,241 at December 31, 2006 and 104,460,070 at September 30, 2007	104	104
Additional paid-in capital	1,024,442	1,035,676
Retained earnings	155,304	108,987
Total shareholders’ equity	1,179,850	1,144,767
Total liabilities and shareholders’ equity	$3,707,057	$5,831,694

EXCO Resources, Inc.

Condensed consolidated statements of operations

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands, except per share data)	2006	2007	2006	2007

Revenues and other income:
Oil and natural gas	$84,890	$218,925	$234,634	$589,809
Gain on derivative financial instruments	99,761	98,252	175,768	80,130
Other income	678	9,052	3,572	25,192
Total revenues and other income	185,329	326,229	413,974	695,131
Costs and expenses:
Oil and natural gas production	15,683	44,811	41,942	122,356
Depreciation, depletion and amortization	31,354	109,325	81,329	265,797
Accretion of discount on asset retirement obligations	394	1,324	1,078	3,534
General and administrative	8,389	17,010	20,828	46,175
Interest (1)	13,280	36,523	41,285	146,775
Total costs and expenses	69,100	208,993	186,462	584,637
Equity in net income of TXOK Acquisition, Inc.	—	—	1,593	—
Income before income taxes	116,229	117,236	229,105	110,494
Income tax expense (2)	44,484	60,774	89,185	58,843
Net income	71,745	56,462	139,920	51,651
Preferred stock dividends	—	45,733	—	97,968
Net income (loss) available to common shareholders	$71,745	$10,729	$139,920	$(46,317)
Net income (loss) per common share:
Net income (loss) available to common shareholders per common share - basic	$0.69	$0.10	$1.46	$(0.44)
Net income (loss) available to common shareholders per common share - diluted	$0.68	$0.10	$1.43	$(0.44)
Weighted average shares:
Basic	104,056	104,415	96,144	104,311
Diluted	105,424	106,683	97,571	104,311

(1)     Interest expense for the nine months ended September 30, 2007 includes one time charges of $32.1 million incurred during the first quarter of 2007. Expenses associated with the payoff of the EXCO Partners Operating Partnership Senior Term Credit Agreement include a $13.0 million redemption premium, a $9.2 million write-off and a $3.0 million write-off of unamortized original issue discount. In addition, $6.9 million of commitment fees were expensed in connection with other debt arrangements that were terminated.

(2)     Income taxes for the three and nine months ended September 30, 2007 include $11.0 million of non-cash valuation allowance attributable to the substitution of current net operating losses for foreign tax credits previously utilized in connection with the sale of our Canadian subsidiary in 2005. This substitution will result in cash refunds of approximately $6.0 million during the fourth quarter of 2007. The valuation allowance was required due to the lack of current foreign operations.

EXCO Resources, Inc.

Condensed consolidated statements of cash flows

(Unaudited)

	Nine months ended
	September 30,
(in thousands)	2006	2007

Operating Activities:
Net income	$139,920	$51,651
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in net income of TXOK Acquisition, Inc.	(1,593)	—
Settlements of derivative financial instruments with a financing element	—	8,020
Gain on sale of other assets	(89)	(653)
Depreciation, depletion and amortization	81,329	265,797
Stock option compensation expense	2,427	6,728
Accretion of discount on asset retirement obligations	1,078	3,534
Non-cash change in fair value of derivatives	(164,618)	4,821
Deferred income taxes	89,185	64,918
Amortization of deferred financing costs, premium on 7 1/4% senior notes due 2011 and discount on long-term debt	4,505	10,800
Effect of changes in:
Accounts receivable	42,944	(62,522)
Other current assets	(773)	(2,547)
Accounts payable and other current liabilities	(21,421)	29,751
Net cash provided by operating activities	172,894	380,298
Investing Activities:
Additions to oil and natural gas properties, gathering systems and equipment	(342,634)	(323,907)
Acquisitions, including corporate acquisitions	(188,265)	(2,189,956)
Advance on pending disposition	—	1,500
Proceeds from sale of Crimson stock	—	5,228
Proceeds from disposition of property and equipment and other	4,613	478,583
Net cash used in investing activities	(526,286)	(2,028,552)
Financing Activities:
Borrowings under credit agreements	498,000	2,008,000
Repayments under credit agreements	(615,849)	(2,113,532)
Payments on interim bank loan	(350,000)	—
Settlements of derivative financial instruments with a financing element	(38,098)	(8,020)
Proceeds from issuance of common stock, net of underwriter commissions and initial public offering costs	656,598	3,175
Proceeds from issuance of preferred stock	—	2,000,000
Payments for preferred stock issuance costs	—	(7,501)
Payment of preferred stock dividends	—	(92,134)
Deferred financing costs	(1,521)	(17,759)
Net cash provided by financing activities	149,130	1,772,229
Net increase (decrease) in cash	(204,262)	123,975
Cash at beginning of period	226,953	22,822
Cash at end of period	$22,691	$146,797

Supplemental Cash Flow Information:
Interest paid	$49,983	$154,200
Value of shares issued in connection with redemption of TXOK Acquisition, Inc. preferred stock	$4,667	$—
Long-term debt assumed in TXOK Acquisition, Inc. acquisition	$508,750	$—
Derivative financial instruments assumed in Vernon Acquisition	$—	$(60,015)
Derivative financial instruments assumed in Southern Gas Acquisition	$—	$(42,204)
Value of shares received for sale of properties	$—	$4,575

EXCO Resources, Inc.

Reconciliation of consolidated cash flow from operating activities

(Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
(in thousands)	2006	2007	2006	2007
Net cash provided by operations	$30,220	$211,172	$172,894	$380,298
Net change in working capital	26,688	(22,379)	(20,750)	35,318
Cash flow from operations before changes in working capital, non-GAAP measure	$56,908	$188,793	$152,144	$415,616

EXCO Resources, Inc.

Condensed consolidated EBITDA
and adjusted EBITDA reconciliations and statement of cash flow data
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
(in thousands)	2006	2007	2006	2007
Net income	$71,745	$56,462	$139,920	$51,651
Interest expense	13,280	36,523	41,285	146,775
Income tax expense	44,484	60,774	89,185	58,843
Depreciation, depletion and amortization	31,354	109,325	81,329	265,797
EBITDA (1)	160,863	263,084	351,719	523,066
Accretion of discount on asset retirement obligations	394	1,324	1,078	3,534
Non-cash change in fair value of derivative financial instruments	(91,039)	(52,003)	(164,618)	4,821
Stock-based compensation expense	698	2,263	2,427	6,728
Equity in net income of TXOK Acquisition, Inc.	—	—	(1,593)	—
Adjusted EBITDA (1)	$70,916	$214,668	$189,013	$538,149
Interest expense	(13,280)	(36,523)	(41,285)	(146,775)
Income tax expense	(44,484)	(60,774)	(89,185)	(58,843)
Amortization of deferred financing costs, premium on 7 1/4% senior notes due 2011 and discount on long-term debt	(689)	884	4,505	10,800
Deferred income taxes	44,484	66,849	89,185	64,918
Settlements of derivative financial instruments with a financing element	—	4,342	—	8,020
Gain on sale of other assets	(39)	(653)	(89)	(653)
Changes in operating assets and liabilities	(26,688)	22,379	20,750	(35,318)
Net cash provided by operating activities	$30,220	$211,172	$172,894	$380,298

Statement of cash flow data:
Cash flow provided by (used in):
Operating activities	$30,220	$211,172	$172,894	$380,298
Investing activities	(126,798)	(55,866)	(526,286)	(2,028,552)
Financing activities	79,822	(61,770)	149,130	1,772,229
Other financial and operating data:
EBITDA (1)	$160,863	$263,084	$351,719	$523,066
Adjusted EBITDA (1)	70,916	214,668	189,013	538,149

(1)      Earnings before interest, taxes, depreciation, depletion and amortization, or “EBITDA” represents net income adjusted to exclude interest expense, income taxes, depreciation, depletion and amortization. “Adjusted EBITDA” represents EBITDA adjusted to exclude accretion of discount on asset retirement obligations, non-cash changes in the fair value of derivative financial instruments, stock-based compensation expense and equity in net income of TXOK Acquisition, Inc. We have presented Adjusted EBITDA because it is the financial measure that is used in covenant calculations required under our credit agreement and the indenture governing our 7 1/4 % senior notes and compliance with the liquidity and debt incurrence covenants included in these agreements is considered material to us. Our computations of EBITDA and Adjusted EBITDA may differ from computations of similarly titled measures of other companies due to differences in the inclusion or exclusion of items in our computations as compared to those of others. EBITDA and Adjusted EBITDA are measures that are not prescribed by generally accepted accounting principles, or GAAP. EBITDA and Adjusted EBITDA specifically exclude changes in working capital, capital expenditures and other items that are set forth on a cash flow statement presentation of a company’s operating, investing and financing activities. As such, we encourage investors not to use these measures as substitutes for the determination of net income, net cash provided by operating activities or other similar GAAP measures.

EXCO Resources, Inc.

Summary operating data

	Three months ended September 30,			Nine months ended September 30,
	2006	2007	change	2006	2007	change

Production (in thousands):
Oil (Mbbls)	241	475	97%	611	1,176	92%
Natural gas (Mmcf)	10,460	31,608	202%	27,637	79,591	188%
Oil and natural gas (Mmcfe)	11,906	34,458	189%	31,303	86,647	177%

Average sales price (before cash settlements of derivative financial instruments):
Oil (Bbl)	$68.20	$72.67	7%	$65.90	$64.36	-2%
Natural gas (per Mcf)	6.54	5.83	-11%	7.03	6.46	-8%
Total production (per Mcfe)	7.13	6.35	-11%	7.50	6.81	-9%

Expenses (per Mcfe):
Operating costs	$0.88	$0.89	1%	$0.89	$0.95	7%
Production and ad valorem taxes	0.44	0.42	-5%	0.45	0.46	2%
Depletion rate	2.53	3.02	-19%	2.49	2.92	17%
General and administrative	0.70	0.49	-30%	0.67	0.53	-21%

CONTACT:         EXCO Resources, Inc.

                             Douglas H. Miller, Chairman

                             or

                             Stephen F. Smith, President

                             214-368-2084

                             http://www.excoresources.com